UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2016

US ECOLOGY, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-11688	95-3889638
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

251 E. Front Street, Suite 400 Boise, Idaho		83702
(Address of principal executive offices)		(Zip Code)

                                   (208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2016, US Ecology, Inc. (the “Company”) approved a Management Incentive Plan and related target percentages, and certain equity awards for each of the Named Executive Officers. On the same day, Simon G. Bell was promoted from Executive Vice President of Operations to Executive Vice President and Chief Operating Officer. Mr. Bell joined the Company in 2001 as Environmental Manager at its Grand View, Idaho facility and later served as the Idaho facility's General Manager prior to being appointed Vice President of Operations in 2005 and Executive Vice President of Operations in 2014. Mr. Bell’s base salary was increased from $316,500 to $340,000 to reflect his added responsibilities. All other terms of Mr. Bell’s Executive Employment Agreement, as described in the Company’s 2015 Annual Report on Form 10-K, shall continue without amendment.

2017 Management Incentive Plan

The Company approved the 2017 Management Incentive Plan (“2017 MIP”) under which each Named Executive Officer (each a “Participant”) shall be eligible to receive a cash incentive payment for fiscal year 2017 (“Plan Year”) based upon the achievement of four independent objectives: (1) financial; (2) individual performance; (3) health and safety; and (4) compliance (each a “Plan Objective”). The payout available for achievement of 100% of each Plan Objective is a percentage of a Participant’s annual base salary (“Target Incentive”). The Target Incentive is 100% of base salary for Mr. Feeler and 70% of base salary for each of Messrs. Welling, Bell and Gerratt. The amount available for achievement of a Plan Objective is weighted as a percentage of a Participant’s Target Incentive and may be earned even if the threshold performance is not met for another Plan Objective.

The portion of a Participant’s Target Incentive based on financial performance (“Finance Target Incentive”) increases with every percentage point over 79% of the Company’s Board approved consolidated operating income target (“Base MIP Target”) and is weighted at 50% of a Participant’s Target Incentive. No Finance Target Incentive will be awarded if 79% of the Base MIP Target is not achieved. For every percentage point achievement over 79% of the Base MIP Target, up to and including 89%, a Participant shall earn 2.33% of the Finance Target Incentive. For every percentage point achievement over 89% of the Base MIP Target, up to and including 100%, a Participant shall earn 6.98% of the Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the Finance Target Incentive shall be available to a Participant. In the event the Company exceeds the Base MIP Target, the Participants shall be eligible for an additional incentive payment in an amount calculated by multiplying their respective salaries by an additional 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The additional incentive payment based on exceeding the Base MIP Target is capped at one times the Participant’s Target Incentive for an aggregate potential incentive payment of two times the Participant’s Target Incentive.

Up to 30% of a Participant’s Target Incentive shall be awarded, at the sole discretion of the Compensation Committee of the Board (“Administrator”), based on the Participant’s individual performance, including team work, achievement of established annual priorities, effective use of Company resources and other evaluative factors as determined by the Administrator.

Metrics for the health and safety objective are weighted cumulatively at 10% of a Participant’s Target Incentive. The Company-wide metrics, as set and approved by the Compensation Committee, include Total Recordable Incident Rate (2%), Days Away Restricted Time (3%) and Lost Time Incident (5%).

The metric for the compliance objective is the avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive. The Target Incentive related to compliance shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns.

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2017 Equity Awards

The Company approved the award of stock options and restricted stock to the Named Executive Officers with a grant date of January 2, 2017. The value of the shares underlying each award of options and restricted stock shall be equal to the amounts set forth in the table below as of the grant date. Options will vest in equal annual installments over three years and restricted shares will “cliff” vest upon the third anniversary of the grant date. The exercise price for each option shall be the closing market price of the Company’s common stock on January 2, 2017 and each option shall have a ten-year term.

The Company also approved the award of Performance Stock Units, with each Named Executive Officer eligible to receive 0% to 200% of the target number of PSUs granted (“Target PSUs”), based on the Company’s Total Stockholder Return (“TSR”) relative to the TSR of the S&P 600 (50% of Target PSUs) and the TSR of certain companies in the environmental and facilities services industry (50% of Target PSUs) over the three-year performance period beginning January 1, 2017. The value of the shares underlying the Target PSUs shall be equal to the amounts set forth in the table below as of the grant date.

Named Executive Officer	Stock Options	Restricted Stock	Performance Stock Units
Jeffrey R. Feeler President and Chief Executive Officer	$180,000	$450,000	$270,000
Steven D. Welling Executive Vice President of Sales and Marketing	$65,000	$162,500	$97,500
Simon G. Bell Executive Vice President and Chief Operating Officer	$65,000	$162,500	$97,500
Eric L. Gerratt Executive Vice President and Chief Financial Officer	$65,000	$162,500	$97,500

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US Ecology, Inc.
(Registrant)

Date: November 21, 2016	/s/ Eric L. Gerratt
Eric L. Gerratt Executive Vice President and Chief Financial Officer

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